Exhibit 99.1

FREE FLOW, ("FFLO") Signs Distribution Agreement; Anticipates One to Three Million Dollars in Sales

Herndon, Virginia- May 2, 2017- Free Flow, Inc. (FFLO:OTCPINK) announces that its wholly owned subsidiary, Motors and Metal, Inc. (“MMI”), signed a Parts and Distribution Agreement (the “Agreement”) with SAM International-F.Z.E (“SAM”), a free-trade zone enterprise, Emirate of Ajman, United Arab Emirates and M & O Commodities, (Pvt.) Ltd, a company incorporated in Pakistan (“M&O”).

Pursuant to the agreement, SAM will act as MMI’ssales and Handling Agent to effectuate the flow of used auto parts and other related automotive items from MMI to end purchasers in various countries including Afghanistan, Pakistan, the Middle East, Central Asia and Africa.  The arrangement anticipates that SAM will purchase up to US $100,000 of auto parts from MMI per month after the initial start-up period of 180-days with an overall valuation of the agreement of between one and three million dollars.

The Agreement also provides that MMI will act as Selling Agent, by and through M&O for new and used automobile parts manufacturing and trading companies located in Germany, Poland, Japan and the United States.  Through this arrangement, MMI will work together with SAM to facilitate the fulfillment of overseas purchase orders on behalf of M&O.

FFLO’s other subsidiary, JK Sales Corp, (“JK”) which operates an automobile recycling business, is to provideused auto parts and other auto related items to MMI under a separate agreement whereby MMI agreed to handle JK Sales Corp.’s international sales and exportationof recycled auto parts.

Sabir Saleem, CEO, Free Flow, Inc. states, “The deal between our subsidiary Motors & Metals, Inc., SAM International-F.Z.E, and M&O Commodities provides an enormous opportunity to tap into the large overseas demand for used OEM automobile parts and related auto items.”

As this contract matures, FFLO sees growth in auto parts in these areas of the world where known shortages exist.The initial term of the Agreement is 24 months with ongoing12-month renewal options.  Management anticipates that it will send the first agreed upon shipment of recycled auto parts from the JK’s Virginia facility within the next 30days.

For further information about this release, contact Mr. Sabir Saleem, Free Flow, Inc. 703-789-3344, www.flowfreeplc.com

ABOUT FREE FLOW, INC.
Free Flow, Inc. (FLLO) is a Delaware company that creates and acquires operating subsidiaries with the goal of manufacturing and selling products, and services. Through its current subsidiaries, JK Sales Corp. and Motor & Metals, Inc., the Company provides OEM recycled auto parts and supplies from a warehousing and shipping facility on its nineteen (19+) acre facility in King George, Virginia, USA. Every year approximately eleven million (11,000,0000) cars are scrapped and end up in salvage yards for reprocessing, FLLO commits itself to provide the sales of recycled auto parts and supplies, helping to reduce the carbon footprint involved in the production of new parts and steel products.

Safe Harbor Statement:
 This press release may include predictions, estimates, opinions or statements that might be considered "forward-looking" under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally can be identified by phrases such as the Company or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," or other, similar words or phrases.

Contact;
Sabir Saleem,
Free Flow, Inc
703-789-3344